SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.      )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

PLANAR SYSTEMS, INC.

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Notes:

December 22, 2004

Dear Fellow Shareholder:

Our Annual Meeting is scheduled for Thursday, February 3, 2005. Enclosed please find a copy of our proxy statement for this meeting, as well as our 2004 Annual Report.

We look forward to seeing as many of our shareholders as are able to attend the meeting. We recognize, however, that this is impractical for most of you. For this reason, we have enclosed a form of proxy and return envelope that you can use to ensure that your shares are represented at the meeting.

At this meeting, in addition to the Election of Directors, shareholders are being asked to vote on and approve the adoption of the Planar Systems, Inc. 2004 Employee Stock Purchase Plan. The matters to be considered at the meeting are explained in greater detail in the body of the proxy statement, and we encourage you to review this information.

Please take a moment and sign, date and return the enclosed form of proxy. This way your shares will be represented whether or not you are able to attend the meeting. Many of our shareholders who hold their shares in “street-name” will also have the alternatives of voting either by touch-tone telephone call, or via the Internet.

We thank you for your attention to this matter and for your continuing support of your Company.

Very truly yours,

/s/ BALAJI KRISHNAMURTHY
Balaji Krishnamurthy Chairman of the Board, President and Chief Executive Officer

1195 N.W. Compton Drive

Beaverton, OR 97006

(503) 748-1100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 3, 2005

To the Shareholders of

Planar Systems, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Annual Meeting”) of Planar Systems, Inc. (the “Company”) will be held on Thursday, February 3, 2005, at 3:00 p.m., local time, at 1195 N.W. Compton Drive, Beaverton, Oregon for the following purposes:

1.	Election of Directors. To elect three directors, each for a three-year term;

2.	2004 Employee Stock Purchase Plan. To approve the Planar Systems, Inc. 2004 Employee Stock Purchase Plan; and

3.	Other Business. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of the Company has fixed the close of business on December 10, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

By Order of the Board,

/s/ BALAJI KRISHNAMURTHY
Balaji Krishnamurthy Chairman of the Board, President and Chief Executive Officer

Beaverton, Oregon

December 22, 2004

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PLANAR SYSTEMS, INC.

1195 N.W. Compton Drive

Beaverton, OR 97006

(503) 748-1100

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 3, 2005

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of Planar Systems, Inc., an Oregon corporation (“Planar” or the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) from holders of the outstanding shares of Planar common stock, no par value (the “Common Stock”), for use at the Company’s Annual Meeting of Shareholders to be held at 3:00 p.m. on February 3, 2005, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, shareholders will be asked to elect three members of the Board of Directors, to approve the 2004 Employee Stock Purchase Plan, and transact such other business as may properly come before the meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders of Planar on or about December 29, 2004.

Solicitation, Voting and Revocability of Proxies

The Board of Directors has fixed the close of business on December 10, 2004 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 5,224 beneficial holders of the 14,666,638 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the three nominees for election to the Board of Directors and FOR approval of the Planar Systems, Inc. 2004 Employee Stock Purchase Plan. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected, each for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

Under the Company’s articles of incorporation and bylaws, the directors are divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified. There is no cumulative voting for election of directors.

Information as to Nominees and Continuing Directors.    The following table sets forth the names of the Board of Directors’ nominees for election as directors and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each such person’s age at December 10, 2004, principal occupation or employment during at least the past five years, the periods during which he or she has served as a director of Planar and positions currently held with Planar.

	Age	Director Since	Expiration of Current Term	Position Held with Planar
Nominees:
Carl W. Neun	61	2000	2005	Director
Gregory H. Turnbull	66	1986	2005	Director
Steven E. Wynne	52	1996	2005	Director
Continuing Directors:
Balaji Krishnamurthy	51	1999	2006	Chairman of the Board, President and Chief Executive Officer
E. Kay Stepp	59	1998	2006	Director
Heinrich Stenger	63	1997	2007	Director
William D. Walker	74	1983	2007	Director

Carl W. Neun.    Mr. Neun became a Director of the Company in December 2000. From March 1993 to January 2000, Mr. Neun was Senior Vice President and Chief Financial Officer of Tektronix, Inc., a test and measurement company. From September 1987 through March 1993 he was Senior Vice President and Chief Financial Officer of Conner Peripherals, Inc., a disk drive company. Mr. Neun is a director of Powerwave Technologies, Inc., Radisys Corporation and Oregon Steel Mills, Inc.

Gregory H. Turnbull.    Mr. Turnbull has served as a Director of the Company since 1986. He currently is self-employed as a private investor and a consultant. Mr. Turnbull was a partner of Cable & Howse Ventures from 1983 to 1991 and served as an investment banker with Morgan Stanley & Co. and White, Weld & Co. prior to 1983. Mr. Turnbull also serves on the Board of Directors of AP Pharma, Inc. Mr. Turnbull received a BS in chemical engineering from Oregon State University and an MBA from Stanford University.

Steven E. Wynne.    Mr. Wynne has served as a Director of the Company since 1996. Mr. Wynne has served as President and Chief Executive Officer of Sport Brands International, Ltd. (“SBI”) since February 2004. SBI owns a number of companies that create, develop, produce and distribute sports apparel and footwear under the Fila and Ciesse Piumini brands. From April 2001 to April 2002 and from April 2003 to February 2004 Mr. Wynne was a partner in the law firm of Ater Wynne LLP, Portland, Oregon, the Company’s legal counsel. Mr. Wynne served as Acting Senior Vice President and General Counsel of FLIR Systems, Inc. from April 2002 to

April 2003. Mr. Wynne served as Chairman and Chief Executive Officer of eteamz.com, an online community serving amateur athletics, from June 2000 until its sale to Active.com in December 2000. He served as President and Chief Executive Officer of adidas America from 1995 to 1999. Prior to that time, he was a partner in Ater Wynne LLP. Mr. Wynne received a bachelor’s degree from Willamette University and a J.D. from Willamette University. Mr. Wynne also serves on the Board of Directors of FLIR Systems, Inc.

Balaji Krishnamurthy.    Dr. Krishnamurthy was elected Chairman of the Board in January 2003 and has served as President, CEO and a Director of the Company since September 1999. Prior to joining Planar, he served as Vice President and General Manager for various business units of Tektronix where his 15 year tenure from August 1984 to September 1999 included assignments in engineering, marketing and general management. Dr. Krishnamurthy was with General Electric Co. from June 1981 to June 1984. Dr. Krishnamurthy received his BS and MS in mathematics from Birla Institute of Technology and Science, India and an MS and Ph.D. in computer science from the University of Massachusetts.

E. Kay Stepp.    Ms. Stepp has served as a Director of the Company since November 1998. Ms. Stepp currently is chair of the board of Providence Health System. From 1994 to 2002, she was principal and owner of Executive Solutions, Inc., a consulting firm which provided services to senior executives and boards of directors. From 1989 to 1992, Ms. Stepp held the position of President and Chief Operating Officer of Portland General Electric Company (“PGE”), a Portland, Oregon, investor-owned utility company. From 1978 to 1989, Ms. Stepp held various other positions at PGE including President of the Energy Service Division, Vice President of Marketing and Operations and Vice President of Human Resources and Administration. Ms. Stepp serves on the Board of Directors of Franklin Covey Company (NYSE) and StanCorp Financial Group (NYSE). She is a former director of the Federal Reserve Bank of San Francisco. Ms. Stepp received a BA from Stanford University and an MA from the University of Portland. Ms. Stepp also attended the Stanford University Executive Program and the University of Michigan Executive Program.

Heinrich Stenger.    Mr. Stenger has served as a Director of the Company since October 1997. Mr. Stenger is Chief Executive Officer of EPP, Electronic Production Partners GmbH located in Munich, Germany. Mr. Stenger served as Vice President of European Operations for Electro Scientific Industries from 1977 to 1988. Mr. Stenger received his engineering degree from the Engineering University Munich, Germany.

William D. Walker.    Mr. Walker has served as a Director of the Company since inception and served as Chairman of the Board until January 2003. Mr. Walker served as President and Chief Operating Officer of Tektronix, Inc. from April 1990 until November 1990. Mr. Walker was Chairman of the Board and Chief Executive Officer of Electro Scientific Industries, Inc. from 1984 to 1987. Mr. Walker was Executive Vice President of Tektronix from 1979 to 1984. Mr. Walker retired as Vice-Chairman of the Board of Directors of Tektronix in September 2000. Mr. Walker received an electrical engineering degree from the University of Missouri.

The Board of Directors has determined that Carl W. Neun, Heinrich Stenger, E. Kay Stepp, Gregory H. Turnbull, William D. Walker and Steven E. Wynne are “independent” as defined by applicable Nasdaq Stock Market rules.

Board of Directors Committees

Audit Committee.    The Board of Directors has appointed a standing Audit Committee which, during the fiscal year ended September 24, 2004, conducted 7 meetings. The Audit Committee reviews the scope of the independent annual audit, the independent public accountants’ letter to the Board of Directors concerning the effectiveness of the Company’s internal financial and accounting controls and the Board of Directors’ response to that letter, if deemed necessary, and such other matters referred to the Committee. The members of the Audit Committee currently are Mr. Neun, Ms. Stepp and Mr. Walker. The Board of Directors has determined that

Mr. Neun is an “audit committee financial expert”, as such term is defined pursuant to rules promulgated by the Securities and Exchange Commission (the ”SEC”). Messrs. Neun and Walker and Ms. Stepp are each independent directors as defined by applicable SEC and Nasdaq Stock Market rules. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available in the “Investors” section of the Company’s website at: http://www.planar.com/CCBN/governance.cfm.

Compensation Committee.    The Board of Directors also has appointed a Compensation Committee which reviews executive compensation and establishes executive compensation levels and also administers the Company’s stock option plans. During the fiscal year ended September 24, 2004, the Compensation Committee held 4 meetings. The members of the Compensation Committee currently are Ms. Stepp, Mr. Stenger and Mr. Turnbull.

Governance Committee.    The Governance Committee is responsible for recommending to the Board operating policies that conform to superior levels of corporate governance practice, recommending the appointment of individual Directors to the Board’s committees, overseeing the Board’s annual self-evaluation, locating qualified candidates to serve on the Board and recommending the nominees to stand for election at each annual meeting of shareholders. The Governance Committee held 5 meetings during fiscal year 2004, and its current members are Mr. Turnbull, Mr. Walker and Mr. Wynne, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. The Board of Directors has adopted a written charter for the Governance Committee, a copy of which is available in the “Investors” section of the Company’s website at: http://www.planar.com/CCBN/governance.cfm.

Director Attendance at Board and Shareholder Meetings

During fiscal year 2004 the Company’s Board of Directors held 4 meetings. Each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which such Director served during the period that such Director served. The Company encourages each member of the Board of Directors to attend each annual meeting of the Company’s shareholders. All members of the Board of Directors attended the 2004 Annual Meeting of Shareholders.

Director Nomination Procedures

The Governance Committee serves as the nominating committee to seek qualified candidates to serve on the Company’s Board of Directors and recommend them for the Board’s consideration. In recommending candidates for election to the Board of Directors, the Governance Committee will consider nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Governance Committee has also engaged a third-party search firm to assist in identifying and evaluating potential nominees. The Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors, including factors relating to diversity, skills, occupation, experience in the context of the needs of the Board, and whether the candidate would meet the definition of “independent” under applicable SEC and Nasdaq Stock Market rules. Evaluations of candidates generally involve a review of background materials and internal discussions as well as interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Board of Directors requires that all nominees for the Board of Directors have a reputation for integrity, honesty and adherence to high ethical standards.

Shareholders wishing to propose director candidates for consideration by the Governance Committee may do so by writing to the Secretary of the Company and providing information specified in Article III, Section 3.16 of the Company’s bylaws, including the candidate’s name, biographical data and qualifications. The Company’s bylaws also permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company’s Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice of nomination must also set forth certain information specified in Article III, Section 3.16 of the Company’s bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder. See “Date for Submission of Shareholder Proposals.”

Director Compensation

Nonemployee directors of the Company receive a $20,000 annual retainer plus $2,000 for attendance at each board meeting and $1,500 for attendance at each committee meeting. Audit Committee members receive an additional annual retainer of $2,000. Under certain circumstances, the nonemployee directors of the company are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Nonemployee members of the Board of Directors participate in the Company’s 1993 Stock Option Plan for Nonemployee Directors (the “1993 Nonemployee Director Plan”), which was adopted to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract and retain experienced and knowledgeable nonemployee directors and to encourage them to acquire an increased proprietary interest in the Company. Under the 1993 Nonemployee Director Plan, a 10,000 share stock option is granted to each new nonemployee director at the time such person is first elected or appointed to the Board. In addition, each nonemployee director receives a stock option annually after each annual meeting of shareholders. The size of each director’s annual option grant is based on his or her level of service on the Board of Directors. Each nonemployee director receives an option to purchase 5,000 shares of Common Stock. An additional 2,000 share stock option is granted to the nonemployee director who is then serving as the Chairman of the Board of Directors or as the Lead Director. An additional 1,000 share stock option is granted to each nonemployee director who is then serving as chairman of a committee of the Board of Directors. Mr. Stenger receives an additional 1,000 share stock option grant annually for his service as a member of the Board of Directors of Planar International Oy, the Company’s Finnish subsidiary.

Communication with Directors

Any shareholder who wants to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Secretary, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

Board Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for director. If a quorum is present, the Company’s bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

MANAGEMENT

Executive Officers

The following table sets forth certain information with respect to the executive officers of the Company as of December 10, 2004.

Name	Age	Position
Balaji Krishnamurthy	51	Chairman of the Board, President and Chief Executive Officer
Christopher N. King	59	Executive Vice President, Chief Technical Officer and Secretary
Steven J. Buhaly	47	Vice President, Chief Financial Officer, Chief Operating Officer and Assistant Secretary

Information concerning the principal occupation of Dr. Krishnamurthy is set forth under “Election of Directors.” Information concerning the principal occupation during at least the last five years of the executive officers of the Company who are not also directors of the Company is set forth below.

Christopher N. King.    Dr. King, co-founder of the Company, has served as Executive Vice President and Secretary of the Company since 1983 and Chief Technical Officer since 1990. Dr. King served as a Director of the Company from 1983 to 1990. Prior to co-founding Planar, Dr. King started the electroluminescent development program at Tektronix in 1976. Dr. King received a BS in physics from the University of California, Davis and a Ph.D. in applied physics from Stanford University.

Steven J. Buhaly.    Mr. Buhaly was named Chief Operating Officer in October 2004. He has served as Chief Financial Officer since October 2000, and prior to that he served as Vice President of the Company’s Medical Business Unit. Prior to joining Planar, Mr. Buhaly spent 15 years at Tektronix in a variety of General Management, Finance, and Manufacturing roles. Mr. Buhaly received his MBA from the University of Washington in 1984.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning compensation of the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the “named executive officers”) for the fiscal years ended September 24, 2004, September 26, 2003 and September 27, 2002.

	Annual Compensation				Long-Term Compensation	All Other Compensation(1)
Securities Underlying Stock Options
Name and Principal Position	Year	Salary	Bonus
Balaji Krishnamurthy President and Chief Executive Officer	2004 2003 2002	$430,000 400,000 400,000	$	— 507,859 —	98,130 59,431 130,600	$13,000 6,600 6,050

Christopher N. King Executive Vice President and Chief Technical Officer	2004 2003 2002	260,000 250,000 240,000		— 211,600 —	25,000 15,000 25,000	10,979 6,600 6,050

Steven J. Buhaly Vice President, Chief Financial Officer, Chief Operating Officer and Assistant Secretary	2004 2003 2002	240,000 220,000 200,000		— 186,208 —	67,879 50,917 50,300	9,708 6,600 4,936

Douglas K. Barnes Vice President	2004 2003 2002	230,000 210,000 195,000		— 133,308 —	45,854 31,628 41,223	33,766 6,600 4,918

Matthew T. Harris Vice President	2004 2003 2002	200,000 175,000 155,000		— 86,940 —	32,002 27,929 37,889	8,409 6,600 787

(1)	The amounts set forth under All Other Compensation represent matching amounts contributed on behalf of the named executive officers to the Company sponsored 401(k) employee savings plan covering all the Company’s employees. In fiscal 2004, Mr. Barnes’ other compensation includes $23,745 related to expatriate and relocation expense reimbursement.

Stock Option Grants in Last Fiscal Year

The following table sets forth information concerning options granted to the named executive officers during the fiscal year ended September 24, 2004.

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal 2004	Exercise Price Per Share(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
						5%	10%
Balaji Krishnamurthy	75,000 23,130	(1) (2)	12.02 3.71%	$23.92 12.54	10/29/13 4/18/11	$1,128,237 118,047	$2,859,174 275,131
Christopher N. King	20,000 5,000	(1) (1)	3.20 0.80	23.92 11.91	10/29/13 5/18/14	300,863 37,451	762,446 94,907
Steven J. Buhaly	50,000 12,879 5,000	(1) (2) (1)	8.01 2.06 0.80	23.92 12.54 11.91	10/29/13 4/18/11 5/18/14	752,158 65,730 37,451	1,906,116 153,195 94,907
Douglas K. Barnes	30,000 10,854 5,000	(1) (2) (1)	4.81 1.74 0.80	23.92 12.54 11.91	10/29/13 4/18/11 5/18/14	451,294 55,395 37,451	1,143,669 129,108 94,907
Matthew T. Harris	20,000 7,002 5,000	(1) (2) (1)	3.20 1.12 0.80	23.92 12.54 11.91	10/29/13 4/18/11 5/18/14	300,863 35,736 37,451	762,446 83,289 94,907

(1)	These options generally become exercisable starting thirty months after the grant date, with one quarter of the options exercisable at that time and with an additional 25% of such options becoming exercisable each six months thereafter. In addition, these options have accelerated vesting provisions if the price performance of the Company’s common stock outperforms the Nasdaq averages over specified periods.
(2)	These options will vest as follows: 100 percent on the third anniversary of the grant, if the target stock price has been exceeded by the average closing stock price of the Company during the three-year period from the date of grant, but in any event all options will vest on the fifth anniversary date of each grant.
(3)	All options were granted at an exercise price equal to the fair market value of the Company’s Common Stock, as determined by reference to the closing price reported on the Nasdaq National Market System on the last trading day prior to the date of the grant.
(4)	The potential realizable value is calculated based upon the term of the option at its time of grant (7 or 10 years) and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company’s estimates or projection of the future Common Stock price. There can be no assurance that the Common Stock will appreciate at any particular rate or at all in future years.

Stock Option Exercises and Holdings in Last Fiscal Year

The following table sets forth for each of the named executive officers, information regarding the shares acquired upon option exercises during the year ended September 24, 2004 and the related value realized, and the number and value of unexercised stock options held as of September 24, 2004.

	Options Exercised in Last Fiscal Year(1)		Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End(2)
Name	Number of Shares	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Balaji Krishnamurthy	0	$0	434,396	177,662	$1,048,800	$0
Christopher N. King	2,500	19,775	92,750	28,750	0	0
Steven J. Buhaly	5,000	89,550	115,849	113,967	64,250	0
Douglas K. Barnes	5,000	76,800	95,567	80,851	9,277	0
Matthew T. Harris	0	0	42,188	55,632	0	0

(1)	The value realized is based on the difference between the market price at the time of exercise and the applicable exercise price.
(2)	Amounts reflected are based upon the market value of the underlying securities at fiscal year end minus the exercise price.

Employment Agreements

The Company has entered into an employment agreement (“Employment Agreement”) with Balaji Krishnamurthy for a term ending September 24, 2001, provided that on that date and each anniversary thereafter the term of the Employment Agreement will automatically be extended for one additional year unless at least 90 days prior to such anniversary Dr. Krishnamurthy or the Company has given notice that the Employment Agreement will not be extended. If Dr. Krishnamurthy resigns or is terminated for Cause (as defined in the Employment Agreement and described below) all pay and other benefits under the Employment Agreement will cease as of the effective date of the termination or resignation.

In the event of Dr. Krishnamurthy’s death during the term of the Employment Agreement, his designated beneficiary will receive a lump sum payment equal to eighteen months base salary at his then current rate. In the event of Dr. Krishnamurthy’s termination due to disability during the term of the Employment Agreement, the Company will pay him a lump sum amount equal to eighteen months base salary at his then current rate. If Dr. Krishnamurthy is terminated due to death or disability after the second anniversary of the date of the Employment Agreement, all outstanding stock options and stock grants held by Dr. Krishnamurthy on the effective date of such termination that would, by their terms, vest within eighteen months of the effective date of such termination will become fully vested as of the date of termination.

If Dr. Krishnamurthy is terminated without Cause or if the Company elects not to extend the term of the Employment Agreement, the Company will continue to pay his base salary in accordance with the Company’s normal payroll practices for a period of eighteen months. In addition, if Dr. Krishnamurthy elects to continue his group health benefits the Company will pay the premiums for a period of up to eighteen months. Further, all outstanding stock options and stock grants held by Dr. Krishnamurthy at the effective date of his termination without Cause, that would by their terms vest within eighteen months of the effective date will become fully vested as of the effective date of his termination.

In the event that Dr. Krishnamurthy’s employment is terminated by the Company after a Change of Control (as defined in the Employment Agreement and described below) for any reason other than Cause or

Dr. Krishnamurthy elects to terminate his employment within two years after a Change of Control for Good Reason (as defined in the Employment Agreement and described below), the Company will make a lump sum payment to Dr. Krishnamurthy in an amount equal to (i) two times the higher of (A) his base salary at the rate in effect on the date of the Change of Control, or (B) his base salary at the rate in effect on the date of the Change of Control termination, plus (ii) an amount equal to two times the higher of (A) his target bonus for the year in which the Change of Control termination occurs, or (B) his target bonus for the year in which the Change of Control occurs. In addition, the Company will continue to pay the premiums for Dr. Krishnamurthy’s health benefits and disability insurance for a period of twenty-four months. Further, all outstanding stock options and stock grants held by Dr. Krishnamurthy that would, by their terms, vest within eighteen months (twenty-four months with respect to options granted after September 26, 2000) of the Change of Control will become fully vested.

For purposes of the Employment Agreement, “Good Reason” will mean: (i) a change in Dr. Krishnamurthy’s responsibilities, title, offices as in effect immediately prior to the Change of Control, or any removal from or failure to re-elect him to any such positions, that has the effect of materially diminishing his responsibilities or authority; (ii) a reduction in his base salary as in effect immediately prior to the Change in Control or failure to pay any other compensation or benefits which he is entitled; (iii) a requirement by the Company that he be based more than 25 miles from Beaverton, Oregon, (iv) the Company’s failure to continue in effect any material compensation or other employee benefit plan, program or arrangement in effect before the Change of Control, or any act or omission that would adversely affect Dr. Krishnamurthy’s continued participation in any such plan, program or arrangement or materially reduce the benefits under such plan, program or arrangement, (v) the failure by the Company to require any successor or assign of the Company to assume the Company’s obligations under the Employment Agreement, and (vi) any material breach of the Employment Agreement by the Company which is not remedied for a period of 30 days following written notice by Dr. Krishnamurthy to the Company.

For purposes of the Employment Agreement a “Change of Control” includes (i) any merger or consolidation transaction that results in the shareholders of the Company immediately before such transaction owning less than 50 percent of the total combined voting power of the common stock and other securities entitled to vote generally in the election of directors of the surviving corporation in the transaction, (ii) the acquisition by any person or entity or group of persons or entities acting in concert of 25 percent or more of the total combined voting power of the Company’s then issued and outstanding securities, (iii) the sale of all or substantially all of the assets of the Company to any person or entity which is not a wholly-owned subsidiary of the Company, or (iv) the liquidation of the Company. For purposes of the Employment Agreement “Cause” means the failure to satisfactorily perform the duties assigned as an executive officer within a certain period after notice of such failure is given and commission of certain illegal or wrongful acts.

Change in Control Agreements

The Company has entered into change in control agreements (the “Agreements”) with certain executive officers, including Steven J. Buhaly, Christopher N. King, Douglas K. Barnes and Matthew T. Harris. Each of the Agreements is for a term ending September 26, 2003, provided that on that date and each anniversary thereafter, the term of the Agreements will be automatically extended by one additional year unless either party gives 90 days prior written notice that the term of an agreement will not be so extended. If a “Change in Control” (as defined in the Agreements and described below) occurs during the term of Agreements, the Agreements will continue in effect until two years after the Change in Control.

If an executive officer’s employment with the Company is terminated within two years after a Change in Control either by the Company without “Cause” (as defined in the Agreements and described below) or by the executive officer for “Good Reason” (as defined in the Agreements and described below), the executive officer will be entitled to receive his full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (i) a lump sum payment equal to one year’s base salary (eighteen month’s base salary in the case of Dr. King and Mr. Buhaly) and (ii) an amount equal to one times (1.5 times in the case of Dr. King and Mr. Buhaly) the target bonus for the year of termination or Change in Control. In addition, the executive officer would be entitled to the continuation of health and insurance benefits for certain periods, and all outstanding unvested stock options granted after the date of the Agreements that would vest during the one year (eighteen months in the case of Dr. King and Mr. Buhaly) period after the date of termination would immediately become fully vested.

If an executive officer’s employment with the Company is terminated within two years after a Change in Control either by the Company for Cause or as a result of the executive officer’s disability or death, the executive officer will be entitled to receive his full base salary through the date of termination plus any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination.

For purposes of the Agreements, a “Change in Control” includes (i) any merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation would have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than 50% of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation, (ii) the acquisition by any person or entity, or group of associated persons or entities, of 25% or more of the Company’s total combined voting power, (iii) the liquidation of the Company or the sale or other transfer of substantially all of its assets, and (iv) a change in the composition of the Board of Directors such that the directors in office as of the effective date of the Agreements, and/or their successors who were elected by or on the recommendation of the directors in office as of the effective date of the Agreements, do not constitute at least a majority of the Board of Directors. For purposes of the Agreements, “Cause” means (i) fraud or misrepresentation, (ii) theft or embezzlement of Company assets, (iii) intentional violations of law involving moral turpitude, (iv) continued failure to satisfactorily perform reasonably assigned duties for a period of 30 days after a written demand for such satisfactory performance which specifically and with reasonable detail identifies the manner in which it is alleged that such duties have not been satisfactorily performed (provided, however, that no such termination for Cause will be effective until after the executive officer, together with their counsel, has had an opportunity to be heard before the Board of Directors), and (v) any material breach of the Agreements which, if curable, has not been cured within 30 days after written notice to the executive officer of such breach. For purposes of the Agreements, “Good Reason” includes (i) a change in the executive officer’s responsibilities, titles or offices as in effect immediately prior to the Change in Control, or any removal from or failure to re-elect to any of such positions, which has the effect of materially diminishing the executive officer’s responsibility or authority, (ii) a reduction in the executive officer’s base salary as in effect immediately prior to the Change in Control or any failure to pay compensation or benefits otherwise due to the executive officer, (iii) a requirement that the executive officer be based anywhere other than within 25 miles of their job location before the Change in Control, (iv) the Company’s failure to continue in effect any material compensation or employee benefit plan, program or arrangement in effect before the Change in Control, or any act or omission that would adversely affect the executive officer’s continued participation in any such plan, program or arrangement or materially reduce the benefits under such plan, program or arrangement, (v) the failure by the Company to require any successor or assign of the Company to assume the Company’s obligations under the Agreements, and (vi) any material breach of the Agreements by the Company which is not remedied for a period of 30 days following written notice by the executive officer to the Company.

The Company has also entered into Stock Option Agreements and Restricted Stock Award Agreements with certain of the named executive officers that provide for accelerated vesting of the stock options or restricted stock that are subject to such agreements in the event that the executive officer terminates his employment with the Company for “Good Reason” following a “Change of Control” of the Company. For purposes of these agreements, “Good Reason” includes (i) a change in the executive officer’s responsibilities, titles or offices that has the effect of diminishing such executive officer’s responsibility or authority, (ii) a reduction in the executive officer’s salary or the failure to pay compensation otherwise due to the executive officer, (iii) a requirement that the executive officer be based anywhere other than within 25 miles of his job location before the Change of

Control, (iv) the Company’s failure to maintain or continue any material compensation or employee benefit plan, program or arrangement in effect before the Change of Control, (v) a material breach of the agreement by the Company that is not remedied within 60 days after notice of such breach. For purposes of these Agreements, a “Change of Control” includes (i) shareholder approval of any merger or consolidation transaction that results in the shareholders of the Company immediately before such transaction owning less than 50 percent of the total combined voting power of the surviving corporation in the transaction, (ii) the acquisition by any person of 25 percent or more of the Company’s total combined voting power, (iii) shareholder approval of the liquidation of the Company or the sale of substantially all of the Company’s assets.

Equity Compensation Plan Information

The following table provides information with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans as of September 24, 2004. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies which originally granted those options. Footnote (5) to the table sets forth the total number of shares of the Company’s Common Stock issuable upon the exercise of those assumed options as of September 24, 2004, and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

	A		B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders(1)	1,769,711	(2)	$17.98	215,213	(3)
Equity Compensation Plans Not Approved by Shareholders(4)	1,030,724		$16.83	374,730

Total(5)	2,800,435		$17.56	589,943

(1)	Consists of the Company’s 1993 Stock Incentive Plan, 1993 Stock Option Plan for Nonemployee Directors, 1994 Employee Stock Purchase Plan and 1996 Stock Incentive Plan.
(2)	Excludes purchase rights accruing under the Company’s 1994 Employee Stock Purchase Plan (the “Purchase Plan”) which has a shareholder approved reserve of 450,000 shares. Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at semi-annual intervals at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the enrollment date for the offering period in which that semi-annual purchase date occurs or (ii) the fair market value on the semi-annual purchase date.
(3)	Includes shares available for future issuance under the Purchase Plan. As of September 24, 2004, an aggregate of 42,536 shares of Common Stock were available for issuance under the Purchase Plan.
(4)	Consists of the Company’s 1999 Nonqualified Stock Option Plan and nonqualified stock options granted to William D. Walker and Balaji Krishnamurthy in fiscal 1999 pursuant to individual compensation arrangements.
(5)	The table does not include information for equity compensation plans assumed by the Company in connection with acquisitions of the companies which originally established those plans. As of September 24, 2004, a total of 22,016 shares of the Company’s Common Stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those outstanding options is $13.02 per share. No additional options may be granted under those plans.

The Nonqualified Plan.    The 1999 Nonqualified Stock Plan (the “Nonqualified Plan”) has not been approved by shareholders. Options may be granted under the Nonqualified Plan to employees of the Company who are neither officers nor Directors at the time of grant. The Board has authorized 1,565,000 shares of Common Stock for issuance under the Nonqualified Plan. All option grants will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date. Each option will vest in installments over the optionee’s period of service with the Company. All options are non-statutory options under the Federal tax law. As of September 24, 2004, options covering 834,799 shares of Common Stock were outstanding under the Nonqualified Plan, 374,730 shares remained available for future option grants, and options covering 355,471 shares had been exercised. Share issuances under the 1996 Stock Incentive Plan will not reduce or otherwise affect the number of shares of Common Stock available for issuance under the Nonqualified Plan, and share issuances under the Nonqualified Plan will not reduce or otherwise affect the number of shares of Common Stock available for issuance under the 1996 Stock Incentive Plan.

Individual Compensation Arrangements.    The Company granted William D. Walker a nonqualified option to purchase 20,000 shares of Common Stock on May 13, 1999 in connection with Mr. Walker’s assumption of the position of interim chief executive officer of the Company. This stock option has a term of ten years, was fully vested at the date of grant and has an exercise price of $7.875, the fair market value of the Common Stock at the time the option was granted. The Company granted Balaji Krishnamurthy a nonqualified option to purchase 200,000 shares of Common Stock on September 27, 1999 in connection with Dr. Krishnamurthy’s initial employment as the Company’s president and chief executive officer. This stock option has a term of ten years, vested 25 percent the first year and 6.25 percent each quarter thereafter and has an exercise price of $6.5625, the fair market value of the Common Stock at the time the option was granted.

COMPENSATION REPORT OF THE COMPENSATION COMMITTEE

Compensation Committee Report

Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company’s Chief Executive Officer and the four other most highly compensated executive officers. In fulfillment of this requirement, the Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

Executive Compensation Philosophy

The Compensation Committee of the Board of Directors is composed entirely of independent directors as defined by applicable SEC and Nasdaq Stock Market rules. The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock ownership programs for the executive officers of the Company.

The Company’s executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining executive officers. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. The Compensation Committee believes that the Company should be able to continue to manage its executive compensation program for named executive officers so as to preserve the related federal income tax deductions.

Executive Compensation Components

The key components of the Company’s compensation program are base salary, quarterly and annual incentive awards and equity participation. These components are administered with the goals of providing total compensation that is competitive in the marketplace, rewarding successful financial performance and aligning executive officers’ interests with those of shareholders. The Compensation Committee reviews each component of executive compensation on an annual basis. Base salary and non-equity incentives for executive officers are based, in part, upon an annual review conducted by the Committee of compensation paid by companies that the Compensation Committee deems comparable to the Company. The Compensation Committee’s policy is to set the base salaries of executives at or near the median of the surveyed companies and to provide for cash incentive payments commensurate with performance. The Committee also approves all stock and stock option grants. Stock option grants are determined each year based on competitive practices of other comparable companies, as well as company-specific shareholder dilution considerations.

Base Salary.    Base salaries for executive officers are set at levels believed by the Compensation Committee to be sufficient to attract and retain qualified executive officers. In establishing base salaries, the Compensation Committee not only considers the financial performance of the Company, but also the success of the executive officers in developing and executing the Company’s strategic plans, developing management employees and exercising leadership. Specifically, with respect to the CEO, the Committee takes into account, among other things, a comprehensive assessment of the CEO’s performance that includes feedback from all Board members and many of the CEO’s direct reports. The Compensation Committee believes that executive officer base salaries for fiscal year 2004 were reasonable as compared to amounts paid by companies of similar size.

Performance Incentive.    The Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to attainment of specific Company financial performance criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer’s compensation at risk. Consequently, each year the Compensation Committee establishes potential bonuses for the Chief Executive Officer and the other executive officers based on the Company’s achievement of certain financial performance criteria each quarter and for the fiscal year. If the financial performance criteria are satisfied, the executive officers receive bonuses only to the extent such criteria continue to be met after all other employees of the Company have been paid their targeted incentive compensation. The Chief Executive Officer receives a bonus only to the extent the financial performance criteria continue to be met after the other executive officers have been paid their targeted incentive compensation. For fiscal 2004, cash bonuses were not paid to any of the named executive officers because the Company’s financial performance did not meet the predetermined financial performance criteria.

Stock Grants and Options.    The Compensation Committee believes that equity participation is a key component of the Company’s executive compensation program. Stock grants and options are awarded to executive officers primarily based on the officer’s actual and potential contribution to the Company’s growth and profitability and competitive marketplace practices. These awards are designed to retain executive officers and motivate them to enhance shareholder value by aligning the financial interests of executive officers with those of shareholders. Stock grants and options also provide an effective incentive for management to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company’s Common Stock occurs over a number of years. In addition, executives benefit from accelerated vesting of options if the price performance of the Company’s Common Stock outperforms the NASDAQ averages over specified periods. The Committee expects to reconsider the appropriate mix of cash and stock-based compensation in the near future. This reconsideration is driven, in part, by anticipated changes in accounting for stock-based compensation.

Executive Stock Ownership Program.    In addition to the stock grant and option program described above, the Company believes it is essential for all executive officers to have direct ownership of the Company’s stock, thereby further aligning the long-term interest of executives with those of shareholders. Accordingly, the Company’s executive officers generally are required to hold Common Stock in an amount equal to two to five times their annual base salary. The Committee reviews the ownership guidelines and executive ownership levels each year. Prior to fiscal year 2005, in addition to the ownership levels, executive officers were generally required to purchase shares worth at least 10% of their base pay. Those executives who met the requirement participated in the Company’s leveraged stock option (“LSO”) program. Under the LSO program, each executive officer in compliance was granted an option to purchase a number of shares equal to nine times the number of shares purchased in the market. Stock options granted pursuant to the LSO program vest on the third anniversary of the grant date, provided that the average price of the Common Stock has exceeded a target price established based on the average sixty day stock price prior to the date of grant adjusted for the cost of capital over the next three years during certain prescribed time periods. These options also vest upon a change of control of the Company and, in any event, on the fifth anniversary of the date of grant. Going forward, the Committee believes that the executive stock ownership requirements will continue to be beneficial, but the annual purchase requirement and its accompanying LSO program have been discontinued in order to simplify the overall stock-based incentive structure.

Compensation of Chief Executive Officer

Dr. Krishnamurthy has served as the Company’s President and Chief Executive Officer since September 27, 1999. At that time, Dr. Krishnamurthy and the Company entered into an Executive Employment Agreement. For fiscal 2004, Dr. Krishnamurthy received a base salary of $430,000, and an option to purchase 75,000 shares of Common Stock at an exercise price of $23.92 per share and an option to purchase 23,130 shares of Common Stock at an exercise price of $12.54 per share. The Compensation Committee has determined that Dr. Krishnamurthy’s base salary will remain the same for fiscal 2005. Dr. Krishnamurthy did not receive a cash bonus during fiscal 2004.

COMPENSATION COMMITTEE:

E. Kay Stepp, Chair

Heinrich Stenger

Gregory H. Turnbull

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal year 2004 were Ms. Stepp, Mr. Stenger and Mr. Turnbull, each of whom is an independent director not employed by the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three directors who are considered independent under applicable SEC and Nasdaq Stock Market rules. The Committee operates under a written charter adopted by the Board on May 5, 2000 and amended on December 16, 2003. The primary purpose of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. The Audit Committee annually selects the Company’s independent accountants.

Management is responsible for preparing the Company’s consolidated financial statements. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent accountants also provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountant’s that firm’s independence.

Based on the above discussions and review with management and the independent accountants, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 24, 2004 for filing with the Commission.

Respectfully submitted by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Carl W. Neun, Chair

E. Kay Stepp

William D. Walker

STOCK PERFORMANCE GRAPH

The following graph compares the monthly cumulative total returns for the Company, the Nasdaq Stock Market Index and an index of peer companies selected by the Company.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG PLANAR SYSTEMS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND A PEER GROUP

* $100 invested on 9/24/99 in stock or on 9/30/99 in index–including reinvestment of dividends.

The total cumulative return on investment (change in stock price plus reinvested dividends) for each of the periods for the Company, the peer groups and the Nasdaq Stock Market index is based upon the stock price or index on December 16, 1993, the date of the Company’s initial public offering.

The above graph compares the performance of the Company with that of the Nasdaq Stock Market Index and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows: InFocus Systems, Inc., Three Five Systems, Inc. and Kopin Corporation. The past performance of the Company’s Common Stock is not an indication of future performance. There can be no assurance that the price of the Company’s Common Stock will appreciate at any particular rate or at all in future years.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by it with respect to fiscal 2004, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities have been complied with for fiscal 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to the Company’s Executive Stock Ownership (“ESO”) program, certain executive officers of the Company have been required to purchase Common Stock each year in an amount equal to at least 10% of their base pay. As a result of the application of the SEC’s short-swing trading rules under Section 16 of the Exchange Act, the executive officers who purchase Common Stock as required by the ESO are effectively precluded from selling Common Stock in the open market. In order to provide such executive officers with opportunities to obtain liquidity and diversify their investment portfolio by selling Common Stock from time to time, the Board of Directors has authorized the Compensation Committee to consider and approve purchases of Common Stock by the Company from its executive officers from time to time. Set forth below is a list of such transactions, all of which were effected at the closing market price of the Common Stock on the date of the transaction.

Executive Officer	Number of Shares Purchased	Per Share Purchase Price
Douglas K. Barnes	5,000	$22.55

Steven E. Wynne, a member of the Board of Directors, was a partner in the law firm of Ater Wynne LLP, the Company’s outside legal counsel, from April 2001 to April 2002 and from April 2003 to February 2004.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the ownership of the Common Stock as of December 10, 2004 with respect to: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s nominees for election as director, (iv) each of the Company’s named executive officers, and (v) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Outstanding
Westcap Investors, LLC(2) 1299 Ocean Avenue Santa Monica, CA 90401	1,574,097	10.7%

Barclays Global Investors, N.A.(3)
Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	1,231,506	8.4

Balaji Krishnamurthy	482,117	3.2

Carl W. Neun	34,000	*

Heinrich Stenger	51,050	*

E. Kay Stepp	49,000	*

Gregory H. Turnbull	92,029	*

William D. Walker	123,000	*

Steven E. Wynne	39,500	*

Douglas K. Barnes	120,144	*

Matthew T. Harris	57,293	*

Steven J. Buhaly	130,980	*

Christopher N. King	159,159	1.1

Executive Officers and Directors as a group (15 persons)	1,568,067	9.9

*	less than one percent
(1)	Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from December 10, 2004 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of December 10, 2004 is as follows: Dr. Krishnamurthy—394,396; Mr. Neun—33,000; Mr. Stenger—47,000; Ms. Stepp—46,000; Mr. Turnbull—62,000; Mr. Walker—83,000; Mr. Wynne—39,000; Dr. King—76,500; Mr. Buhaly—105,849; Mr. Barnes—87,603; Mr. Harris—55,313 and all directors and officers as a group—1,224,574. The table does not include shares subject to options that will be granted to Messrs. Turnbull, Neun, Stenger, Walker and Wynne and Ms. Stepp under the 1993 Stock Option Plan for Nonemployee Directors immediately after the Annual Meeting.
(2)	This information as to beneficial ownership is based on a Schedule 13G filed by Westcap Investors, LLC with the Securities and Exchange Commission on February 5, 2004. The Schedule 13G states that Westcap Investors, LLC is the beneficial owner of 1,574,097 shares of Common Stock, as to which it has dispositive power, including 1,239,670 shares as to which it has sole voting power.

(3)	This information as to beneficial ownership is based on a Schedule 13G filed by Barclays Global Investors, N.A., and Barclays Global Fund Advisors with the Securities and Exchange Commission on February 17, 2004. The Schedule 13G states that Barclays Global Investors, N.A. is the beneficial owner of 982,678 shares of Common Stock, including 860,099 shares as to which it has sole voting and dispositive power and that Barclays Global Fund Advisors is the beneficial owner of 248,828 shares of Common Stock as to which it has sole voting and dispositive power.

APPROVAL OF 2004 EMPLOYEE STOCK PURCHASE PLAN

The purpose of the Company’s 2004 Employee Stock Purchase Plan is to provide a convenient and practical means by which employees may participate in stock ownership of the Company. The Board of Directors believes that the opportunity to acquire a proprietary interest in the success of the Company through the acquisition of shares of Common Stock pursuant to the ESPP is an important aspect of the Company’s ability to attract and retain highly qualified and motivated employees. The 2004 Employee Stock Purchase Plan replaces the 1994 Employee Stock Purchase Plan, under which the final offering period was completed on September 30, 2004. A total of 400,000 shares of Common Stock have been reserved under the Company’s 2004 Employee Stock Purchase Plan (the “ESPP”). The Board of Directors approved the ESPP, subject to shareholder approval, effective as of September 29, 2004. The following is a summary of the basic terms and provisions of the ESPP. Shareholders are encouraged to review the ESPP, a copy of which is included herein as Appendix A, in its entirety before voting on this proposal.

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. The ESPP is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the power to make and interpret all rules and regulations it deems necessary to administer the ESPP and has broad authority to amend the ESPP, subject to certain amendments requiring shareholder approval.

All regular status employees of the Company and its subsidiaries, including the Company’s officers, are eligible to participate in the ESPP if they: (i) are customarily employed in a position with regular hours of 20 or more hours a week and (ii) are customarily employed more than five months in any calendar year. Eligible employees may elect to contribute from 1% to 10% of their cash compensation during each pay period. The ESPP provides for two annual six-month offering periods, beginning on April 1 and October 1 of each year (the “Enrollment Dates”). During the offering periods, participants accumulate funds in an account via payroll deduction. At the end of each six-month offering period, the purchase price is determined and the accumulated funds are used to automatically purchase shares of Common Stock. The purchase price per share is equal to 85% of the lower of (a) the fair market value of the Common Stock on the Enrollment Date of the offering period or (b) the fair market value on the date of purchase. Unless a participant files a withdrawal notice before the beginning of the next offering period, such participant will automatically be re-enrolled for the next offering period.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the purchase of shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the participant. Upon termination of a participant’s employment for any reason the payroll deductions credited to the participant’s account will be returned to the participant. Any remaining balances will be returned to the participant, or his or her beneficiary. As of December 10, 2004, there were 428 employees of the Company eligible to participate in the ESPP. Because participation in the ESPP is voluntary, the Company cannot now determine the number of shares of Common Stock to be purchased by any particular individual or group of individuals.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to purchases made under the ESPP and with respect to the sale of Common Stock acquired under the

ESPP. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

In general, a participant will not recognize taxable income upon enrolling in the ESPP or upon purchasing shares of Common Stock at the end of an offering. Instead, if a participant sells Common Stock acquired under the ESPP at a sale price that exceeds the price at which the participant purchased the Common Stock, then the participant will recognize taxable income in an amount equal to the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock. A portion of that taxable income will be ordinary income, and a portion may be capital gain.

If the participant disposes of shares purchased pursuant to the ESPP more than two years from the Enrollment Date and more than one year from the date on which the shares were purchased, the participant will recognize ordinary income equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition over the purchase price, or (2) 15% of the fair market value of the shares on the Enrollment Date. Any gain on the disposition in excess of the amount treated as ordinary income will be capital gain. The Company is not entitled to take a deduction for the amount of the discount in circumstances indicated above.

If the participant disposes of shares purchased pursuant to the ESPP within two years after the Enrollment Date or within one year after the purchase date, the employee will recognize ordinary income on the excess of the fair market value of the stock on the purchase date over the purchase price. Any difference between the sale price of the shares and the fair market value on the purchase date will be capital gain or loss. The Company is entitled to a deduction from income equal to the amount the employee is required to report as ordinary compensation income.

For the reasons discussed above, the Board recommends a vote FOR approval of the Company’s 2004 Employee Stock Purchase Plan. If a quorum is present, this proposal will be approved if a majority of the votes cast on the proposal are voted in favor of approval. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will not be counted and will have no effect on the determination of the outcome of this proposal. Proxies solicited by the Board will be voted FOR approval of the 2004 Employee Stock Purchase Plan unless a vote against the proposal or abstention is specifically indicated.

The Board of Directors unanimously recommends that shareholders vote FOR the this proposal.

INDEPENDENT AUDITORS

KPMG LLP has been selected by the Audit Committee to serve as the Company’s Independent Auditors for fiscal year 2005. KPMG LLP has served as the Company’s Independent Auditors since 1983. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees.    The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended September 24, 2004 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $261,200. Fees billed by KPMG LLP for those services for the fiscal year ended September 26, 2003 were $196,000.

Financial Information Systems Design and Implementation Fees.    No fees were billed by KPMG LLP for professional services rendered for information technology services related to financial information systems design and implementation for the fiscal years ended September 24, 2004 and September 26, 2003.

Tax Fees.    The aggregate fees billed by KPMG LLP for professional services for tax compliance were $281,140, and for tax advice and tax planning were $8,060 for the fiscal year ended September 24, 2004. The aggregate fees billed for tax compliance, tax advice and tax planning were $229,000 for the fiscal year ended September 26, 2003.

All Other Fees.    KPMG LLP billed no additional fees for services other than as described above under “Audit Fees”, “Tax Fees” and “Financial Information Systems Design and Implementation Fees” for the fiscal years ended September 24, 2004 and September 26, 2003.

All services to be provided by KPMG LLP are required to be approved by the Audit Committee, in advance. The audit and audit related services are approved annually. These services include, but are not limited to, the annual financial statement audit, statutory audits of certain foreign subsidiaries and reviews of consolidated quarterly results as reported on Form 10-Q. With respect to services for other than audit and audit related services, at least annually, the independent auditor submits to the Audit Committee, for its approval, anticipated engagements for the ensuing year, at the time the Audit Committee reviews and approves the annual audit engagement. In conjunction with the Audit committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval prior to the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

The Company has been informed by KPMG LLP that no persons other than KPMG LLP’s full-time, permanent employees spent time on the KPMG LLP engagement to audit the Company’s financial statements for fiscal 2004.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company’s 2006 proxy statement. Any such proposal must be received by the Company not later than August 24, 2005. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2005 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. Such solicitation may be made personally, or by mail, facsimile, telephone, e-mail or messenger. Planar will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended September 24, 2004 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 24, 2004 with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Chief Executive Officer, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006.

By Order of the Board of Directors

/s/ BALAJI KRISHNAMURTHY
Balaji Krishnamurthy Chairman of the Board, President and Chief Executive Officer

Beaverton, Oregon

December 22, 2004

APPENDIX A

PLANAR SYSTEMS, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

The following provisions constitute the Planar Systems, Inc. 2004 Employee Stock Purchase Plan.

1.    Purpose.    The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

2.    Definitions.

2.1    “Account” shall mean each separate account maintained for a Participant under the Plan, collectively or singly as the context requires. Each Account shall be credited with a Participant’s contributions, and shall be charged for the purchase of Common Stock. A Participant shall be fully vested in the cash contributions to his or her account at all times. The Plan Administrator may create special types of accounts for administrative reasons, even though the Accounts are not expressly authorized by the Plan.

2.2    “Board” shall mean the Board of Directors of the Company.

2.3    “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4    “Committee” shall mean the Compensation Committee of the Board.

2.5    “Common Stock” shall mean the Common Stock of the Company.

2.6    “Company” shall mean Planar Systems, Inc., an Oregon corporation.

2.7    “Compensation” shall mean all base straight time gross earnings plus payments for overtime, shift premiums and sales commissions, including bonuses, awards, and other compensation.

2.8    “Designated Subsidiary” shall mean each Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

2.9    “Employee” shall mean an individual who renders services to the Company or to a Designated Subsidiary pursuant to a full-time regular-status employment relationship with such employer. A person rendering services to the Company or to a Designated Subsidiary purportedly as an independent consultant or contractor shall not be an Employee for purposes of the Plan.

2.10    “Enrollment Date” shall mean the first day of each Offering Period.

2.11    “Fair Market Value”

2.11.1    The Fair Market Value of the Common Stock on any date shall be equal to the closing price of such Common Stock on the Valuation Date, as reported on the NASDAQ, or if the Common Stock is then listed on a national securities exchange, the closing price as reported on such exchange. If there is no trading on the Valuation Date, the Fair Market Value of the Common Stock on such date shall be the average of the closing bid and ask prices as reported on such date.

2.11.2    If 2.11.1 is not applicable, the Fair Market Value of the Common Stock shall be determined by the Board in good faith. Such determination shall be conclusive and binding on all persons.

2.12    “NASDAQ” shall mean the National Association of Securities Dealers Automated Quotation System Stock Market’s National Market or such other quotation system that supersedes it.

2.13    “Offering Period” shall mean the period of approximately six (6) months, commencing on the first Trading Day on or after a date designated in advance by the Board and terminating on the last Trading Day in the period ending six months after the date designated by the Board, during which an option granted pursuant to the Plan may be exercised. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

2.14    “Participant” shall mean any Employee who is participating in this Plan by meeting the eligibility requirements of Section 3 and has completed a Payroll Participation Form.

2.15    “Payroll Participation Form” shall mean the form provided by the Company on which a Participant shall elect to participate in the Plan and designate the percentage of his or her Compensation to be contributed to his or her Account through payroll deductions.

2.16    “Plan” shall mean this Employee Stock Purchase Plan.

2.17    “Purchase Date” shall mean the last day of each Offering Period.

2.18    “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock (i) on the Enrollment Date or (ii) on the Purchase Date, whichever is lower.

2.19    “Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

2.20    “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company of a Subsidiary.

2.21    “Trading Day” shall mean a day on which national stock exchanges and the NASDAQ System are open for trading.

2.22    “Valuation Date” shall mean the date on which the Fair Market Value of Common Stock is to be determined for purposes of setting the price of Shares of Common Stock under Section 2.18 (that is, the Enrollment Date or the applicable Purchase Date). If the Enrollment Date is not a date on which the Fair Market Value may be determined in accordance with Section 2.11, the Valuation Date shall be the first day after the Enrollment Date for which such Fair Market Value may be determined. If the Purchase Date is not a date on which the Fair Market Value may be determined in accordance with Section 2.11 the Valuation Date shall be the first date prior to the Purchase Date on which such Fair Market Value may be determined.

3.    Eligibility.

3.1    A person shall become eligible to participate in the Plan on the first Enrollment Date on or after which he or she first meets all of the following requirements; provided, however, that no one shall become eligible to participate in the Plan prior to the Enrollment Date of the first Offering Period provided for in Section 2.13:

3.1.1    The person has been an employee of the Company for a continuous period of one year; and

3.1.2    The person’s customary period of employment is for more than thirty (30) hours per week.

3.2    Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans (under Section 423 of the Code) of the Company and Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

3.3    For purposes of the Plan, eligibility shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, eligibility to participate in the Plan will be deemed to have terminated on the 91st day of such leave.

4.    Offering Periods.    The Plan shall be implemented by consecutive Offering Periods with the first Offering Period commencing on a date designated in advance by the Board, and continuing for six month periods thereafter until terminated in accordance with Section 19 hereof. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.    Participation.

5.1    An eligible Employee may become a Participant in the Plan by completing a Payroll Participation Form and filing it with the Company’s Administration Department (as set forth in Section 20 below) at least fifteen (15) days prior to the applicable Enrollment Date, unless a later time for filing the Payroll Participation Form is set by the Board for all eligible Employees with respect to a given Offering Period.

5.2    Payroll deductions for a Participant shall commence on the first payday following the Enrollment Date and shall end on the last payday in the Offering Period, unless sooner terminated by the Participant as provided in Section 10 hereof.

6.    Payroll Deductions.

6.1    At the time a Participant files his or her Payroll Participation Form, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives on each payday during the Offering Period, and the aggregate of such payroll deductions during the Offering Period shall not exceed ten percent (10%) of the Participant’s Compensation during said Offering Period.

6.2    A Participant shall specify that he or she desires to make contributions to the Plan in whole percentages not less than one percent (1%) and not more than ten percent (10%) of the Participant’s Compensation during each pay period in the Offering Period, or such other minimum or maximum percentage as the Board shall establish from time to time.

6.3    All payroll deductions made for a Participant shall be credited to his or her Account under the Plan and will be withheld in whole percentages only. A Participant may not make any additional payments into such Account.

6.4    A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by filing with the Company’s Administration Department (as set forth in Section 20 below) a new Payroll Participation Form authorizing a change in payroll deduction rate. A Participant is limited to making one change during an Offering Period. The change in rate shall be effective with the first payday following fifteen (15) days after the Company’s receipt of a new Payroll Participation Form unless the Company elects to process a given change in participation more quickly. A Participant’s Payroll Participation Form shall remain in effect for successive Offering Periods unless terminated as provided in Section 10.

6.5    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3.2 hereof, a Participant’s payroll deductions shall be decreased to 0% at such time during any Offering Period which is scheduled to end during the current calendar year (the “Current Offering Period”) that the aggregate of all payroll deductions which were previously used to purchase stock under the Plan in a prior Offering Period which ended during that calendar year plus all payroll deductions accumulated with respect to the Current Offering Period equal $21,250 (85% of $25,000). Payroll deductions shall recommence at the rate provided in such Participant’s Payroll Participation Form at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

6.6    At the time the option is exercised, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefit attributable to sale or early disposition of Common Stock by the Employee.

7.    Option to Purchase Common Stock.    On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Purchase Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to and during the Offering Period and retained in the Participant’s account as of the Purchase Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Offering Period more than a number of shares determined by dividing $12,500 by the fair market value of a share of the Common Stock on the Enrollment Date, and provided further that such purchase shall be subject to the limitations set forth in Sections 3.2 and 12 hereof. Purchase of the Common Stock shall occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10, and the option shall expire on the last day of the Offering Period.

8.    Purchase of Common Stock.    Unless a Participant withdraws from the Plan as provided in Section 10.1 below, his or her option for the purchase of Common Stock will be exercised automatically on the Purchase Date, and the maximum number of full shares subject to option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock will be purchased; any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full share shall be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. During a Participant’s life-time, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

9.    Delivery.    As promptly as practicable after each Purchase Date, the Company shall arrange the delivery to each Participant the shares of Common Stock purchased with his or her payroll deductions.

10.    Withdrawal; Termination of Employment.

10.1    A Participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to purchase shares of Common Stock under the Plan by giving written notice to the Company’s Administration Department (as set forth in Section 20 below) no less than 15 days immediately preceding a Purchase Date. All of the Participant’s payroll deductions credited to his or her Account will be paid to such Participant as soon as practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period. If a Participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the Participant delivers to the Company a new Payroll Participation Form.

10.2    Upon termination of a Participant’s employment for any reason, including death, disability or retirement, the payroll deductions credited to such Participant’s Account shall be returned to the Participant. A Participant shall have no right to acquire shares upon termination of his or her employment.

11.    Interest.    No interest shall accrue on the payroll deductions of a Participant in the Plan.

12.    Stock.

12.1    The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 400,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18. If on a given Purchase Date the number of shares of Common Stock eligible to be purchased exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

12.2    The Participant will have no interest or voting right in shares covered by his or her option until such shares of Common Stock have been purchased.

12.3    Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

13.    Administration.

13.1    Administrative Body.    The Plan shall be administered by the Committee. Subject to the terms of the Plan, the Committee shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for administering the Plan as the Committee deems desirable.

13.2    Rule 16b-3 Limitations.    Notwithstanding the provisions of Subsection 13.1, in the event that Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor provision (“Rule 16b-3”) provides specific requirements for the administrators of plans of this type, the Plan shall be only administered by such a body and in such a manner as shall comply with the applicable requirements of Rule 16b-3.

14.    Designation of Beneficiary.

14.1    A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to a Purchase Date.

14.2    Such designation of beneficiary may be changed by the Participant at any time by written notice as provided in Section 20 below. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.    Transferability.    Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.

16.    Use of Funds.    All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.    Reports.    Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18.    Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

18.1    Changes in Capitalization.    Subject to any required action by the stockholders of the Company, the Reserves, as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option. The Board may, if it so determines in the exercise of its sole discretion, make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock.

18.2    Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

18.3    Consolidation or Merger.    In the event of the consolidation or merger of the Company with or into any other business entity, or the sale by the Company of substantially all of its assets, the successor may continue the Plan by adopting the same by resolution of its board of directors or agreement of its partners or proprietors. If, within 90 days after the effective date of a consolidation, merger or sale of assets, the successor corporation, partnership or proprietorship does not adopt the Plan, the Plan shall be terminated in accordance with Section 19.

19.    Amendment or Termination.

19.1    The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board on any Purchase Date if the Board determines that the termination of the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 18, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant. To the extent necessary to comply with Section 423 of the Code (or any successor Rule or provision or any other applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

19.2    Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

19.3    If required to qualify the Plan under Rule 16b-3, no amendment shall be made more than once every six months that would change the amount, price or timing of the options, other than to comport with changes in the Code, or the rules and regulations promulgated thereunder; and provided, further, that if required to qualify the Plan under Rule 16b-3, no amendment shall be made without the approval of the Company’s shareholders that would:

19.3.1    materially increase the number of shares of Common Stock that may be issued under the Plan;

19.3.2    materially modify the requirements as to eligibility for participation in the Plan; or

19.3.3    otherwise materially increase the benefits accruing to participants under the Plan.

20.    Notices.    All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company by the Company’s Administration Department at the Company’s corporate headquarters.

21.    Conditions.    Upon Issuance of Shares of Common Stock. Common Stock shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the purchase of Common Stock, the Company may require the person purchasing such Common Stock to represent and warrant at the time of any such purchase that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.    Term of Plan.

22.1    The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated pursuant to Section 19.

22.2    Notwithstanding the above, the Plan is expressly made subject (i) to the approval of the holders of a majority of the outstanding shares of the Company within 12 months after the date the Plan is adopted and (ii) at its election, to the receipt by the Company from the Internal Revenue Service of a ruling in scope and content satisfactory to counsel to the Company, affirming the qualification of the Plan within the meaning of Section 423 of the Code. If the Plan is not so approved by the shareholders within 12 months after the date the Plan is adopted, and if, at the election of the Company a ruling from the Internal Revenue Service is sought but is not received on or before one year after the Plan’s adoption by the Board, this Plan shall not come into effect. In that case, the Account of each Participant shall forthwith be paid to him or her.

23.    Additional Restrictions of Rule 16b-3.    The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

PLANAR SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Planar Systems, Inc., an Oregon corporation (the “Company”), hereby appoints Balaji Krishnamurthy and Gregory H. Turnbull, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 3:00 p.m. on Thursday, February 3, 2005 at 1195 NW Compton Drive, Beaverton, Oregon, and any adjournments or postponements thereof upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE COMPANY’S PROXY STATEMENT AND HEREBY REVOKES ANY PROXY OR PROXIES PREVIOUSLY GIVEN.

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

FOR the nominees listed below (except as indicated below)	WITHHOLD AUTHORITY to vote for all nominees listed below		FOR	AGAINST	ABSTAIN

1.  Election of three directors, each for a three-year term.

01 - Carl W. Neun, 02 - Gregory H. Turnbull and 03 - Steven E. Wynne

Instruction: To withhold authority to vote for any nominee, write that nominee’s name(s) in this space:

☐	☐	2. Approval of Planar Systems, Inc. 2004 Employee Stock Purchase Plan.	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

		Please check this box if you plan to attend the Annual Meeting.		☐
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE. If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

Typed or Printed name(s)

Authorized Signature

Title or authority, if applicable

Date

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